As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RenaissanceRe Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	98-0141974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Renaissance House
12 Crow Lane
Pembroke, Bermuda HM 19
(Address of Principal Executive Offices, including Zip Code)

RenaissanceRe Holdings Ltd.
2026 Long-Term Incentive Plan
(Full title of the plan)

RenaissanceRe Finance Inc.
1095 Avenue of the Americas
5th Floor
New York, NY 10036
(212) 238-9600
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Shannon Lowry Bender, Esq. Executive Vice President, Group General Counsel and Corporate Secretary RenaissanceRe Holdings Ltd. 12 Crow Lane Pembroke HM 19 Bermuda (441) 295-4513	Karen Dewis, Esq. Sidley Austin LLP 1501 K Street, N.W. Washington, DC 20005 (202) 736-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by RenaissanceRe Holdings Ltd. (the “Registrant”) for the purpose of registering 2,031,876 common shares, par value $1.00 per share (“Common Shares”), of the Registrant, which may be issued under the Registrant’s 2026 Long-Term Incentive Plan (the “Plan”), consisting of (i) a new authorization of 1,250,000 Common Shares, (ii) an estimate of the number of Common Shares that remained available for future grants under the Registrant’s First Amended and Restated 2016 Long-Term Incentive Plan as of the effective date of the Plan, and (iii) an estimate for the number of Common Shares that will become available under the Plan pursuant to the recycling provisions set forth in the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 11, 2026;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on April 29, 2026;

(c) the Registrant’s Current Reports on Form 8-K, filed with the Commission on May 6, 2026; and

(d) the description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 00026512), filed with the Commission on July 24, 1995, including any amendment or report filed with the Commission for the purpose of updating such description, including the description of the Common Shares included as Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 4, 2022.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act of 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

In addition, Section 98 provides that a Bermuda company may advance moneys to its directors, officers and auditors for the costs, charges and expenses incurred by them in defending any civil or criminal proceedings against them, on condition that the director, officer or auditor repay the advance if any allegation of fraud or dishonesty is proved against them.

The Registrant has adopted provisions in its Bye-Laws that provide that it shall indemnify its officers and directors to the maximum extent permitted under the Act, except where such liability arises from fraud, dishonesty, willful negligence or willful default.

The Registrant has entered into employment agreements with all of its executive officers which each contain provisions pursuant to which the Registrant has agreed to indemnify each executive to the fullest extent contemplated by Bermuda laws, subject to only certain exceptions, and to maintain customary insurance policies providing for indemnification. These employment agreements also provide for advancement by the Registrant to such executive officer of expenses incurred in defending any civil or criminal action, suit or proceeding, upon receipt by the Registrant of a written affirmation of such officer’s good faith belief that his or her conduct does not constitute the sort of behavior that would preclude indemnification under the employment agreement and of a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant under the employment agreement.

The Registrant has purchased insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1
Memorandum of Association, incorporated by reference to the Registration Statement on Form S-1 of RenaissanceRe Holdings Ltd. (Registration No. 33-70008) which was declared effective by the SEC on July 26, 1995(P)

4.2	Amended and Restated Bye-Laws, incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, filed with the Commission on August 14, 2002

4.3
Memorandum of Increase in Share Capital of RenaissanceRe Holdings Ltd., incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 1998, filed with the Commission on May 14, 1998

4.4*	RenaissanceRe Holdings Ltd. 2026 Long-Term Incentive Plan

5.1*	Opinion of Carey Olsen Bermuda Limited

23.1*	Consent of PricewaterhouseCoopers Ltd.

23.2*	Consent of Carey Olsen Bermuda Limited (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda, on the 7th day of May, 2026.

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Kevin J. O’Donnell
Kevin J. O’Donnell
Chief Executive Officer, President and Director

POWER OF ATTORNEY

The undersigned officers and directors of RenaissanceRe Holdings Ltd. hereby severally constitute and appoint Robert Qutub, James C. Fraser, Shannon L. Bender and Molly E. Gardner, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for offerings under this Registration Statement which may be filed pursuant to Rule 462(b) under the Securities Act, and to file the same with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

By:	/s/ Kevin J. O’Donnell	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2026
Kevin J. O’Donnell

By:	/s/ Robert Qutub	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2026
Robert Qutub

By:	/s/ James C. Fraser	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 7, 2026
James C. Fraser

By:	/s/ Henry Klehm III	Non-Executive Chair of the Board of Directors	May 7, 2026
Henry Klehm III

By:	/s/ James L. Gibbons	Director	May 7, 2026
James L. Gibbons

By:	/s/ Shyam Gidumal	Director	May 7, 2026
Shyam Gidumal

By:	/s/ Duncan P. Hennes	Director	May 7, 2026
Duncan P. Hennes

By:	/s/ Stephen C. Hooley	Director	May 7, 2026
Stephen C. Hooley

By:	/s/ Torsten Jeworrek	Director	May 7, 2026
Torsten Jeworrek

By:	/s/ Loretta J. Mester	Director	May 7, 2026
Loretta J. Mester

By:	/s/ Valerie Rahmani	Director	May 7, 2026
Valerie Rahmani

By:	/s/ Carol P. Sanders	Director	May 7, 2026
Carol P. Sanders

By:	/s/ Cynthia Trudell	Director	May 7, 2026
Cynthia Trudell

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in the City of Pembroke, Bermuda, on May 7th, 2026.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Robert Qutub
Robert Qutub
Executive Vice President and Chief Financial Officer
RenaissanceRe Finance Inc.